NEWS RELEASE
FOR IMMEDIATE RELEASE

Avient Announces Fourth Quarter and Full Year 2020 Results
and Provides Guidance for 2021

Fourth Quarter Results

•GAAP EPS from continuing operations of $0.81 compared to $0.08 in the prior year quarter

•Record fourth quarter adjusted EPS of $0.52 increased 73% compared to $0.30 pro forma* in the prior year, driven by strong organic revenue growth in all segments, improved operating margins and synergy capture from the Clariant Masterbatch acquisition

•Increased dividend for the 10th consecutive year to $0.85 a share on an annualized basis

Full Year Results

•Completed transformational Clariant Masterbatch acquisition and renamed the company as Avient

•GAAP EPS from continuing operations of $1.46 compared to $0.97 in the prior year

•Adjusted EPS increased 11% to $1.93 pro forma, on strength in healthcare, packaging and consumer end markets

•Specialty Engineered Materials (SEM) segment delivered record operating income of $94 million, driven by growth in composites and demand for outdoor high performance applications

CLEVELAND – February 9, 2021 – Avient Corporation (NYSE: AVNT), a leading provider of specialized and sustainable material solutions, today reported its full year and fourth quarter results for 2020.

Fourth quarter 2020 GAAP EPS from continuing operations was $0.81 and compared to $0.08 in the prior year fourth quarter. The company noted that GAAP EPS includes special items of $0.29 (Attachment 3) primarily associated with one-time tax benefits of $0.35, which was partially offset by acquisition-related and restructuring costs. Adjusted EPS of $0.52 exceeded the $0.48 projection included in the Company’s performance update provided in December and was driven by better-than-expected sales in the Color, Additives and Inks segment.

“I am extremely pleased with our record fourth quarter results, as every segment and end market grew over the prior year fourth quarter. SEM generated its highest-ever quarterly operating income at $30 million, a 58% increase over prior year fourth quarter. For the year, SEM grew operating income 13%, as demand for our composites technologies continues to strengthen,” said Robert M. Patterson, Chairman, President and Chief Executive Officer, Avient Corporation.

Mr. Patterson added, “Our Color, Additives and Inks segment also delivered record operating income of $58 million during the fourth quarter. This represents a 45% increase over the prior year quarter, pro forma for the Clariant Masterbatch business.”

The Company highlighted that integration of the Clariant Masterbatch business is continuing to exceed expectations. Total expected cost synergy estimates increased from $60 million to $75 million, and the rate of capture has also accelerated. Customer collaboration and feedback has been extremely positive, and cultural integration has been excellent, as evidenced by the employee engagement scores that clearly reflect Avient is a great place to work.

Mr. Patterson reflected on 2020 saying, “It was a historic year where we brought two global leaders together to create an even stronger company – now known as Avient. Thanks to our talented associates and strategic portfolio investments, we have navigated the unprecedented challenges of the pandemic. We held our priorities firm by keeping health and safety first, providing world-class service to our customers, and utilizing our unique position to aid in recovery efforts as an essential supplier throughout the world.”

2021 Outlook

Commenting on the Company’s 2021 outlook, Mr. Patterson said, “As the COVID-19 vaccine brings hope for a recovery from the pandemic, we anticipate our businesses will continue to benefit from new product development requiring sustainable solutions as well as demand for consumer and healthcare applications. We will also uniquely benefit from the Clariant Masterbatch acquisition and related synergy capture, which is well ahead of schedule.”

Mr. Patterson added, “We will provide more details on our upcoming webcast, but our headline projection for 2021 is that we expect revenue growth of approximately 8% pro forma will drive adjusted EPS expansion from $1.93 to $2.40 - an increase of 24%.”

The Company noted it will provide more details on its 2021 outlook during the webcast scheduled for 9:00 a.m. Eastern Time on February 9, 2021.

*Pro Forma

The Company acquired the Clariant Masterbatch business (“CMB”) on July 1, 2020 (the “Acquisition Date”). To provide comparable financial results, the company references “pro forma” financial metrics, which include the business results of CMB for periods prior to the Acquisition Date. Management believes this provides comparability of the performance of the combined businesses. Refer to Attachment 7 Reconciliation of Non-GAAP Financial Measures for details regarding adjustments to previously reported results to arrive to the pro forma financial metrics.

Webcast Details

The company will host a webcast at 9:00 a.m. Eastern Time on Tuesday, February 9, 2021. The webcast can be viewed at avient.com/investors, or by clicking here: https://edge.media-server.com/mmc/p/ko4y5g9z. To participate in the audio-only portion of the call, dial 1-844-835-7433 (domestic) or 1-914-495-8589 (international) and provide conference ID number 3293155. There will be a question and answer section following the company’s prepared remarks.

A recording of the webcast and the investor presentation will be available at avient.com/investors. In addition, a recording of the audio will be available for one week, beginning at 12:00 p.m. EST on February 9, 2021. To listen to this recording, dial 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and provide conference ID number 3293155.

About Avient

Avient Corporation (NYSE: AVNT), with 2020 pro forma revenues of $3.8 billion, provides specialized and sustainable material solutions that transform customer challenges into opportunities, bringing new products to life for a better world. Examples include:

•Barrier technologies that preserve the shelf-life and quality of food, beverages, medicine and other perishable goods through high-performance materials that require less plastic
•Light-weighting solutions that replace heavier traditional materials like metal, glass and wood, which can improve fuel efficiency in all modes of transportation
•Breakthrough technologies that minimize wastewater and improve the recyclability of materials and packaging across a spectrum of end uses

Avient employs approximately 8,400 associates and is certified ACC Responsible Care®, a founding member of the Alliance to End Plastic Waste and certified Great Place to Work®. For more information, visit www.avient.com.

# # #

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include the impact the COVID-19 pandemic has on our business, results from operations, financial condition and liquidity; our ability to achieve the strategic and other objectives relating to the acquisition of Clariant’s Masterbatch business, including any expected synergies; disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the effect on foreign operations of currency fluctuations, tariffs and other political, economic and regulatory risks; changes in polymer consumption growth rates and laws and regulations regarding plastics in jurisdictions where we conduct business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply, and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; our ability to continue to pay cash dividends including at the increased rate; an inability to raise or sustain prices for products or services; an ability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to acquisitions and integration, working capital reductions, costs reductions and employee productivity goals; information systems failures and cyberattacks; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

Non-GAAP Reconciliation

The Company does not provide reconciliations of forward-looking non-GAAP financial measures, such as outlook for adjusted earnings per share, to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, restructuring costs, environmental remediation costs, acquisition related costs, and other non-routine costs. Each of such adjustments has not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Investor Relations Contact:
Giuseppe (Joe) Di Salvo
Vice President, Treasurer and Investor Relations
Avient Corporation
+1 440-930-1921
giuseppe.disalvo@avient.com

Media Contact:
Kyle G. Rose
Vice President, Corporate Communications
Avient Corporation
+1 440-930-3162
kyle.rose@avient.com

Attachment 1
Avient Corporation
Summary of Condensed Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Sales	$997.0	$658.6	$3,242.1	$2,862.7
Operating Income	65.0	20.5	189.3	156.8
Net income from continuing operations attributable to Avient shareholders	74.2	6.4	132.0	75.5
Basic earnings per share from continuing operations attributable to Avient shareholders	$0.81	$0.08	$1.47	$0.98
Diluted earnings per share from continuing operations attributable to Avient shareholders	$0.81	$0.08	$1.46	$0.97

Senior management uses comparisons of adjusted net income from continuing operations attributable to Avient shareholders and diluted adjusted earnings per share (EPS) from continuing operations attributable to Avient shareholders, excluding special items, to assess performance and facilitate comparability of results. Senior management believes these measures are useful to investors because they allow for comparison to Avient's performance in prior periods without the effect of items that, by their nature, tend to obscure Avient's operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. See Attachment 3 for a definition and summary of special items and Attachment 7 for a summary of pro forma adjustments associated with the Clariant MB Acquisition necessary to reflect Clariant MB adjusted results in all periods presented.

	Three Months Ended December 31,
	2020		2019
Reconciliation to Condensed Consolidated Statements of Income	$	EPS(1)	$	EPS(1)

Net income from continuing operations attributable to Avient shareholders	$74.2	$0.81	$6.4	$0.08
Special items, after tax (Attachment 3)	(26.7)	(0.29)	19.9	0.26
Adjusted net income / EPS - excluding special items	$47.5	$0.52	$26.3	$0.34
(1) Per share amounts may not recalculate from figures presented herein due to rounding

	Year Ended December 31,
	2020		2019
Reconciliation to Condensed Consolidated Statements of Income	$	EPS(1)	$	EPS(1)

Net income from continuing operations attributable to Avient shareholders	$132.0	$1.46	$75.5	$0.97
Special items, after tax (Attachment 3)	24.8	0.27	55.8	0.72
Adjusted net income / EPS - excluding special items	$156.8	1.73	$131.3	1.69

(1) Per share amounts may not recalculate from figures presented herein due to rounding

Attachment 2
Avient Corporation
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Sales	$997.0	$658.6	$3,242.1	$2,862.7
Cost of sales	744.1	505.3	2,457.8	2,205.5
Gross margin	252.9	153.3	784.3	657.2
Selling and administrative expense	187.9	132.8	595.0	500.4
Operating income	65.0	20.5	189.3	156.8
Interest expense, net	(19.3)	(11.9)	(74.6)	(59.5)
Other income, net	11.7	10.7	24.3	12.1
Income from continuing operations before income taxes	57.4	19.3	139.0	109.4
Income tax benefit (expense)	17.3	(12.9)	(5.2)	(33.7)
Net income from continuing operations	74.7	6.4	133.8	75.7
Income (loss) from discontinued operations, net of income taxes	0.1	458.9	(0.4)	513.1
Net income	74.8	465.3	133.4	588.8
Net income attributable to noncontrolling interests	(0.5)	—	(1.8)	(0.2)
Net income attributable to Avient common shareholders	$74.3	$465.3	$131.6	$588.6

Earnings per share attributable to Avient common shareholders - Basic:
Continuing operations	$0.81	$0.08	$1.47	$0.98
Discontinued operations	—	5.97	(0.01)	6.64
Total	$0.81	$6.05	$1.46	$7.62

Earnings per share attributable to Avient common shareholders - Diluted:
Continuing operations	$0.81	$0.08	$1.46	$0.97
Discontinued operations	—	5.92	(0.01)	6.61
Total	$0.81	$6.00	$1.45	$7.58

Cash dividends declared per share of common stock	$0.2125	$0.2025	$0.8200	$0.7875

Weighted-average shares used to compute earnings per common share:
Basic	91.4	76.9	90.1	77.2
Diluted	92.1	77.5	90.6	77.7

Attachment 3
Avient Corporation
Summary of Special Items (Unaudited)
(In millions, except per share data)

Special items (1)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cost of sales:
Restructuring costs, including accelerated depreciation	$(1.8)	$—	$(4.3)	$0.3
Environmental remediation costs	(1.1)	0.3	(20.4)	(10.1)
Reimbursement of previously incurred environmental costs	—	0.5	8.7	4.5
Inventory fair market value step-up expense	1.2	—	(9.3)	(2.0)
Impact on cost of sales	(1.7)	0.8	(25.3)	(7.3)

Selling and administrative expense:
Restructuring, legal and other	(13.0)	(4.4)	(22.5)	(18.6)
Acquisition earn-out adjustments	1.5	(15.7)	(1.0)	(36.4)
Acquisition related costs	(1.4)	(5.3)	(24.9)	(9.4)
Impact on selling and administrative expense	(12.9)	(25.4)	(48.4)	(64.4)

Impact on operating income	(14.6)	(24.6)	(73.7)	(71.7)

Costs related to committed financing in interest expense, net	—	—	(10.1)	—
Other income, net	0.1	0.1	0.4	0.5
Pension settlement/curtailment gains and mark-to-market adjustment	10.3	9.5	17.2	9.5
Impact on income from continuing operations before income taxes	(4.2)	(15.0)	(66.2)	(61.7)
Income tax benefit (expense) on above special items	(1.3)	(0.4)	14.1	11.1
Tax adjustments(2)	32.2	(4.5)	27.3	(5.2)
Impact of special items on net income from continuing operations attributable to Avient Shareholders	$26.7	$(19.9)	$(24.8)	$(55.8)

Diluted earnings per common share impact of special items on net income from continuing operations attributable to Avient shareholders	$0.29	$(0.26)	$(0.27)	$(0.72)

Weighted average shares used to compute adjusted earnings per share:
Diluted	92.1	77.5	90.6	77.7

(1) Special items include charges related to specific strategic initiatives or financial restructuring such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures; employee separation costs resulting from personnel reduction programs, plant realignment costs, executive separation agreements; asset impairments; settlement gains or losses and mark-to-market adjustments associated with actuarial gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

(2) Tax adjustments include the net tax benefit/(expense) from one-time income tax items, adjustments to uncertain tax position reserves and deferred income tax valuation allowances.

Attachment 4
Avient Corporation
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	Year Ended December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$649.5	$864.7
Accounts receivable, net	516.6	330.0
Inventories, net	327.5	260.9
Other current assets	89.9	57.7
Total current assets	1,583.5	1,513.3
Property, net	694.9	407.4
Goodwill	1,308.1	685.7
Intangible assets, net	1,008.5	469.3
Operating lease assets, net	80.9	63.8
Other non-current assets	195.4	133.8
Total assets	$4,871.3	$3,273.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$18.6	$18.4
Accounts payable	471.7	287.7
Current operating lease obligations	25.1	21.0
Accrued expenses and other current liabilities	289.2	375.4
Total current liabilities	804.6	702.5
Non-current liabilities:
Long-term debt	1,854.0	1,210.9
Pension and other post-retirement benefits	115.0	56.6
Deferred income taxes	150.7	63.5
Non-current operating lease obligations	56.0	42.8
Other non-current liabilities	192.8	144.3
Total non-current liabilities	2,368.5	1,518.1
SHAREHOLDERS' EQUITY
Avient shareholders’ equity	1,683.6	1,051.9
Noncontrolling interest	14.6	0.8
Total equity	1,698.2	1,052.7
Total liabilities and equity	$4,871.3	$3,273.3

Attachment 5

Avient Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended December 31,
	2020	2019
Operating activities
Net income	$133.4	$588.8
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business, net of tax	—	(457.7)
Depreciation and amortization	111.8	87.5
Accelerated depreciation and fixed asset charges associated with restructuring activities	3.2	—
Deferred income tax benefit	(1.1)	(3.2)
Share-based compensation expense	11.3	11.6
Changes in assets and liabilities, net of the effect of acquisitions:
(Increase) decrease in accounts receivable	(4.6)	29.7
Decrease in inventories	40.2	40.2
Increase (decrease) in accounts payable	79.5	(22.7)
Increase (decrease) in pension and other post-retirement benefits	30.7	(19.7)
Increase in post-acquisition earnout liabilities	1.0	36.4
(Decrease) increase in accrued expenses and other assets and liabilities - net	(3.7)	9.9
Taxes paid on gain on sale of business	(142.0)	—
Payment of post-acquisition date earnout liability	(38.1)	—
Net cash provided by operating activities	221.6	300.8
Investing activities
Capital expenditures	(63.7)	(81.7)
Business acquisitions, net of cash acquired	(1,380.2)	(119.6)
Net proceeds from divestiture	7.1	761.8
Net proceeds from other assets	5.2	51.4
Net cash (used) provided by investing activities	(1,431.6)	611.9
Financing activities
Debt offering proceeds	650.0	—
Borrowings under credit facilities	—	963.4
Repayments under credit facilities	—	(1,083.9)
Purchase of common shares for treasury	(22.4)	(26.9)
Cash dividends paid	(71.3)	(60.3)
Repayment of other debt	—	(1.8)
Repayment of long-term debt	(7.8)	(6.5)
Payments on withholding tax on share awards	(2.3)	(2.1)
Debt financing costs	(9.5)	(0.2)
Equity offering proceeds, net of underwriting discount and issuance costs	496.1	—
Payment of acquisition date earnout liability	(50.8)	—
Net cash provided (used) by financing activities	982.0	(218.3)
Effect of exchange rate changes on cash	12.8	(0.6)
(Decrease) increase in cash and cash equivalents	(215.2)	693.8
Cash and cash equivalents at beginning of year	864.7	170.9
Cash and cash equivalents at end of year	$649.5	$864.7

Attachment 6
Avient Corporation
Business Segment Operations (Unaudited)
(In millions)

Operating income at the segment level does not include: special items as defined in Attachment 3; corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; share-based compensation costs; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Sales:
Color, Additives and Inks	$525.8	$226.7	$1,502.9	$1,003.8
Specialty Engineered Materials	190.6	177.5	708.8	745.7
Distribution	305.1	272.4	1,110.3	1,192.2
Corporate and eliminations	(24.5)	(18.0)	(79.9)	(79.0)
Sales	$997.0	$658.6	$3,242.1	$2,862.7

Gross margin:
Color, Additives and Inks	$164.3	$73.9	$484.4	$338.4
Specialty Engineered Materials	59.1	47.7	207.6	200.2
Distribution	32.4	31.0	124.0	132.1
Corporate and eliminations	(2.9)	0.7	(31.7)	(13.5)
Gross margin	$252.9	$153.3	$784.3	$657.2

Selling and administrative expense:
Color, Additives and Inks	$106.8	$46.7	$303.6	$191.0
Specialty Engineered Materials	28.7	28.9	113.2	116.5
Distribution	14.4	14.0	54.5	56.7
Corporate and eliminations	38.0	43.2	123.7	136.2
Selling and administrative expense	$187.9	$132.8	$595.0	$500.4

Operating income:
Color, Additives and Inks	$57.5	$27.2	$180.8	$147.4
Specialty Engineered Materials	30.4	18.8	94.4	83.7
Distribution	18.0	17.0	69.5	75.4
Corporate and eliminations	(40.9)	(42.5)	(155.4)	(149.7)
Operating income	$65.0	$20.5	$189.3	$156.8

Attachment 7
Avient Corporation
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Senior management uses gross margin before special items and operating income before special items to assess performance and allocate resources because senior management believes that these measures are useful in understanding current profitability levels and how it may serve as a basis for future performance. In addition, operating income before the effect of special items is a component of Avient annual and long-term employee incentive plans and is used in debt covenant computations. Senior management believes these measures are useful to investors because they allow for comparison to Avient's performance in prior periods without the effect of items that, by their nature, tend to obscure Avient's operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. See Attachment 3 for a definition and summary of special items.

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation to Consolidated Statements of Income	2020	2019	2020	2019

Sales	$997.0	$658.6	$3,242.1	$2,862.7

Gross margin - GAAP	252.9	153.3	784.3	657.2
Special items in gross margin (Attachment 3)	1.7	(0.8)	25.3	7.3
Adjusted Gross margin	$254.6	$152.5	$809.6	$664.5

Adjusted Gross margin as a percent of sales	25.5%	23.2%	25.0%	23.2%

Operating income - GAAP	65.0	20.5	189.3	156.8
Special items in operating income (Attachment 3)	14.6	24.6	73.7	71.7
Adjusted Operating income	$79.6	$45.1	$263.0	$228.5

Adjusted Operating income as a percent of sales	8.0%	6.8%	8.1%	8.0%

The table below reconciles pre-special income tax expense and the pre-special effective tax rate to their most comparable US GAAP figures.

	Three Months Ended December 31,
	2020			2019
	GAAP Results	Special Items	Adjusted Results	GAAP Results	Special Items	Adjusted Results

Income from continuing operations before income taxes	$57.4	$4.2	$61.6	$19.3	$15.0	$34.3

Income tax (expense) benefit - GAAP	17.3	—	17.3	(12.9)	—	(12.9)
Income tax impact of special items (Attachment 3)	—	1.3	1.3	—	0.4	0.4
Tax adjustments (Attachment 3)	—	(32.2)	(32.2)	—	4.5	4.5
Income tax (expense) benefit	$17.3	$(30.9)	$(13.6)	$(12.9)	$4.9	$(8.0)

Effective Tax Rate(1)	(30.1)%		22.1%	66.8%		23.3%
(1) Rates may not recalculate from figures presented herein due to rounding

	Year Ended December 31,
	2020			2019
	GAAP Results	Special Items	Adjusted Results	GAAP Results	Special Items	Adjusted Results

Income from continuing operations before income taxes	$139.0	$66.2	$205.2	$109.4	$61.7	$171.1

Income tax expense - GAAP	(5.2)	—	(5.2)	(33.7)	—	(33.7)
Income tax impact of special items (Attachment 3)	—	(14.1)	(14.1)	—	(11.1)	(11.1)
Tax adjustments (Attachment 3)	—	(27.3)	(27.3)	—	5.2	5.2
Income tax expense	$(5.2)	$(41.4)	$(46.6)	$(33.7)	$(5.9)	$(39.6)

Effective Tax Rate(1)	3.7%		22.7%	30.8%		23.1%
(1) Rates may not recalculate from figures presented herein due to rounding

The following pro forma adjustments are referenced by management to provide comparable business performance by incorporating the Clariant Masterbatch business in periods prior to the acquisition date (July 1, 2020). Financial information referenced here is provided to aid in reconciling back to the most comparable GAAP figures.

Reconciliation of Pro Forma Adjusted Earnings per Share:	Three Months Ended December 31,	Year Ended December 31,
	2019	2020	2019
Net income from continuing operations attributable to Avient shareholders	$6.4	$132.0	$75.5
Special items, after tax (Attachment 3)	19.9	24.8	55.8
Adjusted net income from continuing operations excluding special items	26.3	156.8	131.3
Clariant MB pro forma adjustments to net income from continuing operations(2)	1.6	20.7	30.4
Pro forma adjusted net income from continuing operations attributable to Avient shareholders	$27.9	$177.5	$161.7

Weighted average diluted shares	77.5	90.6	77.7
Pro forma impact to diluted shares from January 2020 equity offering	15.3	1.5	15.3
Pro forma weighted average diluted shares	92.8	92.1	93.0

Pro forma adjusted EPS - excluding special items pro forma for Clariant MB acquisition	$0.30	$1.93	$1.74
(2) Pro forma adjustments for the periods prior to the acquisition date (July 1, 2020) and to give effects to the financing for the acquisition

Year Ended December 31, 2020
Sales	$3,242.1
Clariant MB pro forma adjustment to sales(2)	540.4
Pro forma sales	$3,782.5
(2) Pro forma adjustments for the periods prior to the acquisition date (July 1, 2020) and to give effects to the financing for the acquisition